UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________
FORM 8-A
(Amendment No. 5)
FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

USG Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-3329400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

550 West Adams Street, Chicago, Illinois	60661-3676
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange
Preferred Stock Purchase Rights	Chicago Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates:       N/A                (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)

Item 1.        Description of Registrant’s Securities to be Registered.
As previously disclosed, on June 10, 2018, USG Corporation (the “Company”), Gebr. Knauf KG, a limited partnership (Kommanditgesellschaft) organized under the laws of Germany (“Knauf”), and World Cup Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Knauf (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, subject to the satisfaction of customary closing conditions, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and an indirect, wholly owned subsidiary of Knauf.
In connection with the Merger, the Board of Directors of the Company (the “Board”), at its regularly scheduled meeting on November 8, 2018, approved Amendment No. 5, dated as of November 13, 2018 (the “Amendment”), to the Rights Agreement, dated as of December 21, 2006, as amended (the “Rights Agreement”), between the Company and Computershare Investor Services, LLC, as rights agent (predecessor-in-interest to Computershare Trust Company, N.A.). The Amendment provides that no person or entity will become an “Acquiring Person” under the terms of the Rights Agreement as a result of the transactions contemplated by the Merger Agreement and the Voting Agreement, dated as of June 10, 2018, among Knauf, Merger Sub and Berkshire Hathaway Inc., a Delaware corporation, on behalf of itself and its subsidiaries listed on Exhibit A thereto. The Amendment also accelerates the expiration of the rights issued pursuant to the Rights Agreement to the effective time of the transactions contemplated by the Merger Agreement.
The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement and the Amendment are available free of charge from the Company. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as an exhibit hereto and incorporated herein by this reference.
Item 2.        Exhibits.

Exhibit Number	Exhibit
4.1
Amendment No. 5 to Rights Agreement, dated as of November 13, 2018, between USG Corporation and Computershare Trust Company, N.A., as rights agent (successor-in-interest to Computershare Investor Services LLC).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

USG CORPORATION

By:	/s/ Michelle M. Warner
Name:	Michelle M. Warner
Title:	Senior Vice President, General Counsel and Corporate Secretary

Date:    November 13, 2018